IQST – iQSTEL Initiates Nasdaq Application Process On Schedule

New York, NY, March 17, 2022 (GLOBE NEWSWIRE) -- iQSTEL, Inc. (OTCQX: IQST) today released an update highlighting the company’s latest progress toward its 2022 objectives to include reaching a $90 million revenue forecast and uplisting to Nasdaq in the first half of this year. The shareholder updates from CEO Leandro Iglesias are included in their entirety below.

Dear Shareholders:

Leading news headlines continue to impact investor sentiment and weigh on the overall market.  There is no need for me to review the news here.  We all get enough of it elsewhere.

In spite of all the prevailing headlines, iQSTEL is proceeding in 2022 as planned.  We remain on course to achieve our $90 million annual revenue projection and realize our planned uplisting to Nasdaq within the first half of this year.

We are optimistic the global events currently dominating headlines will be curtailed by the resilience of our global community that has historically endured and overcome time and time again.

Here at iQSTEL, we will do our part by maintaining a steady course. We have no doubt that optimism will soon begin to return and be reflected in the overall market.

As part of our efforts to remain on course, we continue in the performance testing of our EVOSS electric motorcycles in Miami.  Look for an announcement coming soon on the final results.

The EVOSS is designed to compete with the 125 cc combustion engine motorcycle.  Our EVOSS comes with three motor options – 2 Kw, 3 Kw, and 4 Kw.  We expect our performance test results to demonstrate the overall reliability of the EVOSS to include exceptional autonomy supported by our battery solution, and all at a competitive price.

In addition to sharing the performance test results, we plan to soon release a full set of pictures and videos featuring the EVOSS.

We are enjoying high demand from dealers for the EVOSS in response to our initial product introductions.  We are following up with a digital product brochure in Spanish and English to soon be delivered to potential dealers via our YouTube Channel. We expect to soon report our first pre-orders and overall sales projections for Latin America, Europe and Africa.

With our sights set on competing as a long-term and comprehensive EV solution provider, our product development department is hard and work on the design of our next generation of EV products to expand our overall EV market sector reach.

On the fintech front, look for iQSTEL to execute a global product launch by the end of this month to include an announcement of the MAXMO contest winners.

On behalf of all here working at iQSTEL, we are grateful to our shareholders for their continued confidence and support as we continue steadfastly on our planned path for 2022 with any fanfare for our continued successes being otherwise upstaged by world events.  Your loyalty is more valuable than ever, and we are committed to rewarding your loyalty.

We have initiated the Nasdaq application process engaging the Nasdaq compliance department.  We will keep you up to date every step of the way. The process will take several weeks.

We will also continue to keep you up to date on our continued operational performance.  Soon you will see our 2021 annual report on Form 10k. I remain confident that our continued march toward Nasdaq, ongoing operational progress toward our $90 million 2022 revenue forecast, and the upcoming filling or our audited 2021 financial performance will support an organic increase in our share price bringing us in compliance with our Nasdaq uplisting objective.

Finally, look for another management interview coming soon to hear even more details on our overall progress.

Until then, Sincerely,

Leandro Iglesias
CEO

iQSTEL Inc. (OTCQX: IQST) (www.iQSTEL.com) is a US-based publicly-listed company holding an Independent Board of Directors and Independent Audit Committee offering leading-edge services through its two business divisions and each of them with independent brands. The B2B division, Brand IQSTelecom offering Telecommunications, Internet of Things, Technology and Blockchain platforms services, the target market for the B2B division is Global Markets. The B2C division, Brand EVOSS offering EV Electric Motorcycles, Fintech Ecosystem, the target market for this business division is Latin America, and the Spanish speakers in the USA. The company has presence in 15 countries, and its products and services are used in several industries as Telecommunications, Electric Vehicle (EV), Financial Services, Chemical and Liquid Fuel Distribution Industries. IQSTEL announced on February 17th 2021 that it became a Debt Free Company and is now completely debt free with no Convertible Notes, Warrants, Promissory Notes or Settlement Agreements from its Balance Sheet.

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Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.
IR US Phone: 646-740-0907, IR Email: investors@iqstel.com
Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com

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